Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. COMPLETES PRIVATE PLACEMENT OF 672,000 SHARES OF RESTRICTED STOCK FOR PROCEEDS OF $13.4 MILLION

HOUSTON – (June 13, 2008) – Rick’s Cabaret International, Inc. <http://ricks.com/>  (NASDAQ: RICK), premier operator of upscale gentlemen’s clubs, announced today that it has completed a private placement of 672,000 restricted shares of its common stock to institutional investors at a price of $20 per share, raising gross proceeds of $13,440,000.

The funds will be used for acquisitions. Rick’s Cabaret currently has signed agreements to purchase the Scores adult nightclub in Las Vegas and the Platinum II nightclub in Dallas.

“We are pleased that we have continued our access to capital despite current financial market conditions,” said Eric Langan, President and CEO of Rick’s Cabaret. “This is our fourth consecutive private equity transaction, each at a share price higher than the previous.  Our ability to raise funds allows us to execute our strategic acquisition program in a way that is accretive to our shareholders and also demonstrates to sellers of clubs that we complete the transactions we negotiate.”

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, New Orleans, Charlotte, Houston, Philadelphia, Minneapolis and other cities under the names "Rick's Cabaret," "XTC" and “Club Onyx.” No sexual contact is permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/> ..

Media Contact:  Allan Priaulx, 212-338-0050 ir@ricks.com